CONTACT:	FOR IMMEDIATE RELEASE
Bryan R. McKeag	May 15, 2015
Executive Vice President
Chief Financial Officer
(563) 589-1994
bmckeag@htlf.com

HEARTLAND FINANCIAL USA, INC. TO ACQUIRE
FIRST SCOTTSDALE BANK, NATIONAL ASSOCIATION, IN ARIZONA

Dubuque, Iowa, May 15, 2015-Heartland Financial USA, Inc. (NASDAQ: HTLF) announced today that it has entered into a definitive merger agreement with First Scottsdale Bank, National Association, in Scottsdale, Arizona, in an all-cash transaction valued at approximately $17.7 million. In connection with the acquisition, First Scottsdale will merge into Heartland’s Arizona Bank & Trust subsidiary. Heartland expects the transaction to be accretive to its earnings per share within the first full year of combined operations.

The Merger Agreement has been unanimously approved by the boards of directors of both companies. The transaction is subject to approvals by First Scottsdale shareholders and bank regulatory authorities, with the closing planned for the third quarter of 2015.

At March 31, 2015, First Scottsdale Bank had assets of approximately $106 million, loans outstanding of $63 million and deposits of $89 million. In addition to its main office in Scottsdale, First Scottsdale operates branch offices in Gold Canyon and Phoenix, Arizona.

“We are excited about the prospect of expanding our Arizona franchise,” said Lynn B. Fuller, Chairman and CEO of Heartland. “First Scottsdale Bank is an excellent fit for our community banking business model, and its service area matches our existing geographies. First Scottsdale Bank solidifies our presence in Scottsdale and the Phoenix East Valley while bringing the opportunity to serve new commercial and retail customers in Gold Canyon.”

“Our board views this merger as an excellent development for the customers and shareholders of First Scottsdale Bank,” said Christian Roe, Chairman of First Scottsdale Bank. “As we considered our strategic direction, including the importance of identifying a potential quality merger partner, Arizona Bank & Trust, backed by the deep resources of Heartland, stood out as an excellent fit. We are very pleased to partner with a strong company that operates under a proven business model and is well-known as a forward-thinking organization. The merger also provides an attractive value and liquidity to our shareholders.”

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William F. Frank, President and CEO of First Scottsdale Bank added, “We believe our customers will benefit from this merger. They will have access to seven new banking locations, a wide selection of convenient financial products, along with experienced bankers and greater lending capacity of Arizona Bank & Trust. We will be joining a bank that is committed to face-to-face customer service and locally based community banking that will continue our tradition of strong community support.

“First Scottsdale Bank was founded on the principles of local decision-making and extraordinary service,” added Frank. “We know Arizona Bank & Trust is built on the same principles and are certain our customers and communities will see many similarities upon completion of the merger.”
Jerry Schwallier, President and CEO of Arizona Bank & Trust commented, “We are eager to introduce our successful community banking philosophy to the commercial and consumer clients of First Scottsdale Bank. Along with our focus on exceptional customer service, we will offer an expanded menu of Wealth Management and Treasury Management products. Most importantly, this merger makes it possible for the customers of First Scottsdale to maintain a relationship with an organization that believes in the value of community banking.”
Fuller concluded, “Our proven strategy to provide the ‘Big Bank Punch with the Community Bank Touch’ will preserve the rich tradition of superior service at First Scottsdale Bank, while providing expanded product offerings and innovative delivery channels.”
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About Heartland Financial USA, Inc.
Heartland Financial USA, Inc. is a diversified financial services company providing banking, mortgage, wealth management, investment, insurance and consumer finance services to individuals and businesses. Heartland currently has 86 banking locations in 63 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas and Missouri and loan production offices in California, Nevada, Wyoming, Idaho, North Dakota, Oregon and Washington. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

About Arizona Bank & Trust
Arizona Bank & Trust, a subsidiary of Heartland Financial USA, Inc., (NASDAQ: HTLF) is a community bank with assets over $480 million and 7 banking centers located in Phoenix, Scottsdale, Tempe, Mesa, Chandler and Gilbert. The bank offers a wide array of deposit, loan and wealth products that fulfill the needs of businesses and consumers who desire top quality financial products and great customer service. Visit www.arizbank.com or call 602.381.2090 to learn more. Arizona Bank & Trust is a member of FDIC and an Equal Housing Lender.

About First Scottsdale Bank
First Scottsdale Bank was established in 2010 when a group of local investors acquired First National Bank of Scottsdale. The bank’s founders shared a vision to build a “hometown” business focused bank, committed to exceptional service and long term relationships. In 2013, First Scottsdale Bank (FSB) acquired Gold Canyon Bank, which has enabled the bank to expand its focus and commitment offering a new approach to community banking. With a dedication to meet this extraordinary service standard, our bankers are committed to the local small business community - we are experienced, responsive and invested in the success of our customers. Learn more at www.fnbscottsdale.com.

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Safe Harbor Statement
This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland’s financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland’s management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors included in Heartland’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

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